Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

International Microcomputer Software, Inc.,

ACCM Acquisition Corp.,

AccessMedia Networks, Inc.

and

the Stockholders of AccessMedia Networks, Inc.

(solely with respect to Article X)

and

Broadcaster, Inc.,

(solely with respect to its withdrawal as a party)

Dated as of March 24, 2006

TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER	2
1.1	Termination of the Original Merger Agreement	2
1.2	The Merger	2
1.3	Closing; Effective Time	2
1.4	Effects of the Merger	2
1.5	Joint Operating Agreement	3
1.6	Further Assurances	3

ARTICLE II	CONVERSION OF SECURITIES	4
2.1	Effect on Company Capital Stock	4
2.2	Exchange of Certificates	5
2.3	Legends	6
2.4	Distributions with Respect to Unexchanged Shares of Company Common Stock	6
2.5	No Further Ownership Rights in Company Common Stock	7
2.6	Lost Certificates	7
2.7	Dissenters' Rights	8
2.8	Withholding	8
2.9	Earnout Payment	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
3.1	Organization and Good Standing	11
3.2	Capitalization	12
3.3	Subsidiaries of the Company	13
3.4	Authority and Enforceability	14
3.5	No Conflict; Authorizations	15
3.6	Financial Statements	15
3.7	No Undisclosed Liabilities	16
3.8	Accounts Receivable	16
3.9	Taxes	16
3.10	Compliance with Law	19
3.11	Authorizations	20
3.12	Title to Personal Properties	20
3.13	Condition of Tangible Assets	21
3.14	Real Property	21
3.15	Intellectual Property	21
3.16	Absence of Certain Changes or Events	26
3.17	Contracts	28

i

3.18	Litigation	30
3.19	Employee Benefits	31
3.20	Labor and Employment Matters	33
3.21	Environmental	34
3.22	Related Party Transactions	36
3.23	Insurance	37
3.24	Books and Records	37
3.25	Conditions Affecting the Company and its Subsidiaries	38
3.26	Brokers or Finders	38
3.27	No Illegal Payments	38
3.28	Suppliers and Customers	38
3.29	Bank Accounts	39
3.30	Powers of Attorney	39
3.31	Information Supplied	39
3.32	Compliance with Securities Act	39
3.33	Stockholder Investment Representations	39
3.34	Completeness of Disclosure	40

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	40
4.1	Organization and Good Standing	40
4.2	Capital Structure	40
4.3	Authority and Enforceability	41
4.4	No Conflicts; Authorizations	41
4.5	SEC Filings; Financial Statements	42
4.6	Interim Operations of Sub	42
4.7	Liabilities	42
4.8	Taxes	42
4.9	Compliance with Law	44
4.10	Absence of Certain Changes or Events	44
4.11	Litigation	45
4.12	Brokers or Finders	45
4.13	No Illegal Payments	45
4.14	Information Supplied	46
4.15	Employee Benefits	46
4.16	Environmental	48
4.17	Related Party Transactions	49

4.18	Investment Representations	49
4.19	Completeness of Disclosure	49

ARTICLE V	COVENANTS OF THE COMPANY	50
5.1	Conduct of Business	50
5.2	Negative Covenants	51
5.3	Access to Information	52
5.4	Resignations	53
5.5	Consents	53
5.6	Notification of Certain Matters	53
5.7	Exclusivity	53
5.8	Stockholders' Representative Agreement	54
5.9	Allocation Certificate	54
5.10	FIRPTA Certificate	54
5.11	Termination of 401(k) Plan	54
5.12	Company's Auditors	54
5.13	Section 280G of the Code	54

ARTICLE VI	COVENANTS OF PARENT	55
6.1	Benefit Plans	55
6.2	Lockup Agreements	55
6.3	Stockholders' Meetings	56
6.4	Surviving Corporation Working Capital	56
6.5	Parent Board of Directors	56

ARTICLE VII	COVENANTS OF THE COMPANY AND PARENT	57
7.1	Regulatory Approvals	57
7.2	Registration Statement; Proxy Statement	57
7.3	Public Announcements	57
7.4	Tax-Free Reorganization	58
7.5	Expenses	58
7.6	Further Assurances	58

ARTICLE VIII	CONDITIONS TO MERGER	58
8.1	Conditions to Each Party's Obligation to Effect the Merger	58
8.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	58
8.3	Conditions to Obligation of the Company to Effect the Merger	60

ARTICLE IX	TERMINATION	61
9.1	Termination	61

9.2	Effect of Termination	62
9.3	Remedies	62

ARTICLE X	INDEMNIFICATION	62
10.1	Survival	62
10.2	Indemnification by Company Stockholders	63
10.3	Escrow Fund	65
10.4	Third Party Claims	66
10.5	Non-Third Party Claims	68
10.6	Claims Upon Escrow Fund	68
10.7	Contingent Claims	69
10.8	Effect of Investigation; Waiver	69

ARTICLE XI	MISCELLANEOUS	69
11.1	Notices	69
11.2	Amendments and Waivers	70
11.3	Successors and Assigns	71
11.4	Governing Law	71
11.5	Consent to Jurisdiction	71
11.6	Counterparts	71
11.7	Third Party Beneficiaries	72
11.8	Entire Agreement	72
11.9	Captions	72
11.10	Severability	72
11.11	Specific Performance	72

ARTICLE XII	DEFINITIONS	72
12.1	Definitions	72
12.2	Other Defined Terms	74
12.3	Interpretation	78

EXHIBITS
Form of Company Voting Agreement	Exhibit A
Form of Parent Voting Agreement	Exhibit B
Form of Joint Operating Agreement	Exhibit C
Form of Escrow Agreement	Exhibit D
Form of Lockup Agreement	Exhibit E

ANNEXES
Annex A: Principal Company Stockholders
Annex B: Principal Parent Stockholders

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of March 24, 2006 by and among International Microcomputer Software, Inc., a California corporation ("IMSI" or “Parent”), ACCM Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of IMSI ("Merger Sub") and AccessMedia Networks, Inc., a Delaware corporation (the "Company"), and, solely with respect to Article X hereof, each stockholder of the Company, including Andrew Garroni, in his capacity as representative of the Company Stockholders pursuant to the Stockholders' Representative Agreement (the "Stockholders' Representative") and, solely with respect to its withdrawal as a party, Broadcaster, Inc., a Delaware corporation (“Broadcaster”). Capitalized terms used in this Agreement are defined in Section 12.1, or in the applicable section of this Agreement to which reference is made in Section 12.1.

RECITALS

WHEREAS, IMSI, Merger Sub and the Company previously entered into an Agreement and Plan of Merger dated as of August 8, 2005 (the “Original Merger Agreement”);

WHEREAS, the parties to the Original Merger Agreement terminated the Original Merger Agreement pursuant to Section 9.1(a)(i) thereof and entered into a new Agreement and Plan of Merger dated as of December 16, 2005 (the “Merger Agreement”);

WHEREAS, the parties desire to amend and restate the Merger Agreement in its entirety as provided herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement, and IMSI, as the sole stockholder of Merger Sub, has adopted this Agreement and has determined to recommend to the stockholders of IMSI the adoption of this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the acquisition of the Company by Parent pursuant hereto shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the "Code");

WHEREAS, concurrently with the execution of the Merger Agreement each stockholder of the Company listed on Annex A (each, a "Principal Company Stockholder") entered into a Voting Agreement in substantially the form attached hereto as Exhibit A (collectively, the "Company Voting Agreements");

WHEREAS, concurrently with the execution of the Merger Agreement each stockholder of Parent listed on Annex B entered into a Voting Agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Parent Voting Agreements”).

WHEREAS, each of the parties to the Merger Agreement now desires to amend and restate the Merger Agreement in its entirety, pursuant to Section 11.2 thereof, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, IMSI, Broadcaster, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Termination of the Original Merger Agreement. Parent and the Company hereby terminate the Original Merger Agreement pursuant to Section 9.1(a)(i) thereof.

1.2 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "Delaware Code"), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company as the surviving corporation following the Merger is sometimes referred to herein as the "Surviving Corporation".

1.3 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California 94306, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the "Closing Date." Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in the Delaware Code. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the "Effective Time."

1.4 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the Delaware Code.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: "The name of this corporation is AccessMedia Networks, Inc." As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of Surviving Corporation shall be identical to the directors and officers of Parent immediately after the Effective Time, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.5  Joint Operating Agreement, The Joint Operating Agreement entered into by Parent and Company in connection with the Original Merger Agreement in the form attached as Exhibit C hereto (the “Joint Operating Agreement”), shall remain in effect in its entirety pursuant to its terms.

1.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Company Capital Stock.

(a) The Company agrees that, prior to the Effective Time, all outstanding Company Common Stock Equivalents shall be automatically cancelled and shall cease to exist and no consideration shall be delivered or deliverable therefor. "Company Common Stock Equivalents" means all Company Stock Options, Company Stock Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding equity securities of the Company or any of its Subsidiaries. "Company Stock Options" means options to purchase equity securities of the Company's Common Stock, no par value per share (“Company Common Stock"). “Company Stock Options” means options to purchase equity securities of the Company or any Subsidiary of the Company.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a "Company Stockholder"):

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.6 and (B) Treasury Shares as provided in Section 2.1(c)(ii), shall be converted into the right to receive and become exchangeable for, subject to Section 2.2(d), Section 2.9 and Section 10.3, (i) the Closing Consideration, and (ii) the Earnout Consideration. "Closing Consideration" means the number of shares of the Common Stock of Parent ("Parent Common Stock"), calculated as the quotient obtained by dividing (A) 29,000,000 by (B) the number of shares of Company Common Stock (including Dissenting Shares but excluding Treasury Shares) issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"). "Earnout Consideration" means up to 35,000,000 shares of Parent Common Stock issuable pursuant to Section 2.9 below, and calculated as the quotient obtained by dividing (A) the number of shares of Parent Common Stock issuable pursuant to Section 2.9 on account of the Revenue of the Surviving Corporation deemed to be attributable to the Company by (B) the aggregate number of shares of Common Stock (including Dissenting Shares but excluding Treasury Shares) issued and outstanding immediately prior to the Effective Time. The Earnout Consideration, together with the Closing Consideration, shall mean the “Merger Consideration”. “Total Parent Shares” means the aggregate number of shares issued to the Company Stockholders as Merger Consideration pursuant to this Agreement;

(ii) each share of Company Common Stock held in the Company's treasury ("Treasury Shares") immediately prior to the Effective Time and each share owned by any Subsidiary of the Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and

(iii) each share of common stock of Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

(c) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Exchange Ratio, and thereafter all references to the Merger Consideration and the Exchange Ratio shall be deemed to refer to such Exchange Ratio and Merger Consideration as so adjusted.

2.2 Exchange of Certificates.

(a) No later than five business days prior to the Closing, the Company shall furnish to Parent mailing labels or a computer file containing the names and addresses of the record holders of certificates representing Company Shares.

(b) Parent shall mail to each holder of record of Company Shares a letter of transmittal (the "Transmittal Letter"). Upon receipt of the documents described in paragraph (c) below, Parent shall issue certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 as of the Effective Time in respect of the Company Shares (other than Dissenting Shares).

(c) Upon surrender to Parent of a certificate or certificates representing all of such Company Stockholder's outstanding shares of Company Common Stock (collectively, "Certificates"), together with (i) a duly executed Transmittal Letter, and (ii) an executed signature page to the Stockholders' Representative Agreement in a form reasonably satisfactory to the parties (the "Stockholders' Representative Agreement"), each Company Stockholder shall be entitled to receive, in exchange therefor, a certificate representing that number of whole shares of Parent Common Stock which such Company Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, less the number of Escrow Shares allocable to such Company Stockholder that are deposited into the Escrow Fund pursuant to Section 10.3 hereof. Each Certificate so surrendered shall forthwith be canceled.

(d) As soon as practicable after the Effective Time, Parent shall cause to be delivered (i) to U.S. Bank, National Association, as escrow agent (the "Escrow Agent"), certificates representing the Escrow Shares subject to and in accordance with the provisions of Section 10.3 hereof; and (ii) to each Company Stockholder a certificate representing those shares of Parent Common Stock issuable to such Company Stockholder which are not Escrow Shares. The Escrow Shares shall be held in escrow by the Escrow Agent and shall be available to compensate Parent for certain damages as provided in Article X. The Escrow Shares shall be held in escrow pursuant to the terms of the Escrow Agreement in the form attached as Exhibit D hereto (the "Escrow Agreement"). To the extent not used for such purposes, the Escrow Shares shall be released as provided in the Escrow Agreement.

(e) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

(f) Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.2(f) will be entitled to receive a cash payment in lieu of such fractional share of Parent Common Stock in an amount equal to such fraction multiplied by the average of the closing prices of Parent Common Stock on the OTC Bulletin Board as reported in The Wall Street Journal over the ten (10) trading days ending three (3) trading days prior to the Closing.

(g) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable, or cash payment determined in accordance with Section 2.2(f), in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

2.3 Legends. The Merger Consideration will be issued in a transaction exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other Laws or pursuant to an exemption therefrom. The Certificates shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable Law, “blue sky” Laws and other applicable restrictions and each Certificate shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF THE COMPANY’S COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

2.4 Distributions with Respect to Unexchanged Shares of Company Common Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any share of Company Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.5 No Further Ownership Rights in Company Common Stock. The payment of the Merger Consideration in respect of each share of Company Common Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock in accordance with the procedures set forth in this Article II.

2.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Common Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including the posting of a standard bond required by Parent's transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.7 Dissenters' Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Common Stock in the manner provided in the Delaware Code ("Dissenting Shares") shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his right to appraisal and payment under the Delaware Code, as the case may be, each share of Company Common Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article X hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, "Dissenting Share Payments").

2.8 Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.9 Earnout Payment.

(a) The Earnout Consideration shall be paid by Parent in an earnout payment to the Company Stockholders in the form of Parent Earnout Shares in amounts set forth below (in each case, an “Earnout Payment”), in the event that any of the following shall occur:

(i) during any of the time periods beginning as of May 1, 2005 and ending on the date listed in the Performance Target Schedule in the column entitled “Target Date” (subject to clause (ii) below), the Surviving Corporation’s Revenue (as defined below) is equal to or greater than the applicable amount indicated in the column entitled “Revenue Performance Level”:

Performance Target Schedule

Revenue Performance Level	Target Date	Earnout Payment (in Shares of Parent Common Stock)	Potential Aggregate Shares of Parent Common Stock
>$20 million in Revenue	June 30, 2006	7 million	36 million
>$40 million in Revenue	March 31, 2007	7 million	43 million
>$55 million in Revenue	September 30, 2007	7 million	50 million
>$80 million in Revenue	June 30, 2008	7 million	57 million
>$100 million in Revenue	December 31, 2008	7 million	64 million

The applicable Earnout Payment in the column entitled “Earnout Payment” shall be made to the Stockholders’ Representative, on behalf of the Company Stockholders, on or prior to the 30th day following the Target Date or following the date upon which a certain Revenue Performance Level is attained (“Attainment Date”) if the Attainment Date precedes the Target Date. Notwithstanding the foregoing, an Earnout Payment may be earned if the Surviving Corporation achieves the applicable Revenue Performance Level within six (6) months following the Target Date. As used herein, “Revenue” shall mean the consolidated revenue of the Company beginning on May 1, 2005 and shall not include any revenue from Parent’s business or operations or any Baseline Amount (as provided in paragraph (b) below)."

(ii) If an Earnout Payment is earned on or before the specified Target Date, plus six (6) months, the total Earnout Payment will include (a) the Earnout Payment with respect to such Target Date, and (b) any Earnout Payments relating to prior measurement periods (in each case, an “Earnout Measurement Period”) that had not been earned prior to such date. For example, if the Surviving Corporation does not achieve Revenue of $20 million as of June 30, 2006 but does achieve Revenue of $20 million prior to December 31, 2006 (six months following the first Target Date), the Company Stockholders will be entitled to receive the Earnout Payment for the first Earnout Measurement Period within 30 days of December 31, 2006. If the Surviving Corporation does not achieve Revenue of $20 million by December 31, 2006, but does achieve Revenue of $40 million as of September 30, 2007 (six months following the second Target Date), the Company Stockholders will be entitled to receive the Earnout Payment for each of the first two Earnout Measurement Periods within 30 days of September 30, 2007.

(b)  Parent, with the Surviving Corporation, shall jointly endeavor to identify companies and technologies as potential acquisition targets in order to expedite the growth of the Surviving Corporation; provided, however, that notwithstanding anything to the contrary contained herein, Parent shall not be obligated to take any action which it believes is not in the best interests of Parent and all of its Subsidiaries taken as a whole; and provided, further, with respect to each such acquisition, only Excess Revenue (as defined below) shall be included for purposes of determining Revenue for purposes of this Section 2.9. As used herein, “Excess Revenue” means the total revenue achieved by such acquisition target during any applicable measuring period, less the Baseline Revenue (as defined below). As used herein, “Baseline Revenue” means the aggregate revenue of an acquisition target generated, in the good faith determination of Parent, during the twelve months immediately prior to and ending on the date of such acquisition (the “Baseline Measurement Period”). In the event an Earnout Measurement Period is shorter than twelve months, then the Excess Revenue shall be calculated based upon the revenue of the acquisition target for such shorter period, less the portion of Baseline Revenue earned by the acquisition target during the comparable portion of the Baseline Measurement Period.

(c) Audit Procedures.

(i) Unless the applicable Earnout Payment shall have previously been made, within thirty-five (35) days after each of the dates listed in the column entitled “Target Date” in the Performance Target Schedule, Parent shall prepare and deliver to the Stockholders’ Representative a statement of Revenue for each such measurement period, as indicated in the Performance Target Schedule (the “Statement of Revenue”).

(ii) The Stockholders’ Representative shall have a period commencing upon delivery of the Statement of Revenue by Parent and expiring forty-five (45) days after such delivery date to review the Statement of Revenue. During such period, Parent shall permit the Stockholders’ Representative and its agents or representatives, during normal business hours, to have full and complete access to, and to examine, all work papers and schedules that are or were necessary to prepare and/or review the Statement of Revenue. In the event the Stockholders’ Representative disputes any determination contained in the Statement of Revenue, the Stockholders’ Representative shall, within forty-five (45) days after delivery of the Statement of Revenue, deliver a notice to Parent (the “Earnout Dispute Notice”), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Stockholders’ Representative fails to deliver an Earnout Dispute Notice to Parent within forty-five (45) days after Parent’s delivery of the Statement of Revenue, then the Stockholders’ Representative shall be bound by the calculations contained in the Statement of Revenue, and the Statement of Revenue shall be deemed to be the Final Statement of Revenue (as defined below) for the applicable Earnout Measurement Period, and any required payments shall be made pursuant to subsection (j) or (k) above based on such Final Statement of Revenue for each respective Earnout Measurement Period. If the Stockholders’ Representative delivers the Earnout Dispute Notice within such forty-five (45) day period, then the Stockholders’ Representative and Parent will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within fifteen (15) days after receipt by Parent of the Earnout Dispute Notice. If Parent and the Stockholders’ Representative fail to resolve any such dispute within fifteen (15) days after receipt by Parent of the Earnout Dispute Notice, they shall submit the dispute to an independent accounting firm (other than Burr, Pilger & Mayer) (the “Reviewing Accountant”) to review the Statement of Revenue; provided, however, that Parent shall pay any undisputed Earnout Consideration it believes is owed to the Company’s stockholders. Parent and the Stockholders’ Representative shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Earnout Dispute Notice. The Reviewing Accountant shall be instructed to use its reasonable best efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The Parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Statement of Revenue, as determined by Parent (if not disputed), or as modified (if at all) by agreement of Parent and the Stockholders’ Representative or by decision of the Reviewing Accountant, shall be referred to herein as the “Final Statement of Revenue” for each respective Earnout Measurement Period. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determinations contained in the Final Statement of Revenue. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Stockholders’ Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by such party.

(iii) Within fifteen (15) days after the Final Statement of Revenue for each respective Earnout Measurement Period has become final and binding on the parties pursuant to this subsection (l), the Earnout Consideration, if any, payable in accordance with subsection (j) or (k) above will be immediately due and payable by Parent to the Stockholders’ Representative, on behalf of the Company Stockholders.

(d) Earnout Consideration. The right of each Company Stockholder to receive any Earnout Consideration (i) will not be represented by any form of certificate or instrument; (ii) will not give such Company Stockholder any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the securities of Parent; (iii) will not be redeemable; and (iv) will not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except pursuant to the applicable laws of descent and distribution. Any transfer of any right to receive any Earnout Consideration in violation of this Agreement shall be null and void. The Earnout Consideration is solely a contractual right established by this Agreement, and such contractual right is not a security for purposes of any federal or state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the "Company Disclosure Schedule"), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule, and no other representation or warranty.

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.

(b) The Company has complied with and is not in default under its Charter Documents. The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement and as of the Closing Date. "Charter Documents" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,500 shares of capital stock and all of such shares are designated common stock. Of such amount, 1,250 shares of Common Stock are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock (collectively, the "Company Shares") have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) The Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the full name, current address and number and class of Company Shares owned by each record holder.

(c) The Company has not reserved any shares of Company Common Stock for future issuance pursuant to any Stock Option Plan of the Company.

(d) Except as set forth in paragraph (a) above, the Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.

(e) All outstanding Company Stock Options have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f) Neither the Company Shares nor the Company Stock Options were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(g) The cancellation of the Company Stock Options prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such Company Stock Options were issued and in compliance with all federal and state securities Laws. No consent of the holders of Company Stock Options is required for such cancellation.

(h) The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company's securities.

(i) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(j) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3 Subsidiaries of the Company.

(a) The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, "Liens").

(b) Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Company Disclosure Schedule lists each jurisdiction in which the Subsidiaries are qualified to do business.

(c) Other than the shares of capital stock set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d) No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than the Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

(f) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The only stockholder votes required to adopt this Agreement and approve the transactions contemplated hereby are the affirmative vote of the holders of a majority of the then outstanding Company Shares voting as a single class on an as-converted to Common Stock basis on the record date of a duly convened meeting of the Company Stockholders, or by written consent in lieu of such meeting (the "Company Stockholder Approval"). The Principal Company Stockholders represent as of the date hereof and will represent as of the record date of such meeting or consent at least a majority of the then outstanding Company Shares on an as-converted to Common Stock basis and have agreed in writing to vote for adoption of this Agreement pursuant to the Voting Agreements.

(c) The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.

3.5 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company's or any of its Subsidiaries' Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b),violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries. Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party (collectively, "Consents") in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required to be made, obtained, performed or given to or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, other than the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.6 Financial Statements.

(a) True and complete copies of the Company's audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 and December 31, 2005 (the "Financial Statements"), and unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at February 28, 2006 and the related statements of income and retained earnings, stockholders' equity and cash flow for the two month period then ended (the "Interim Financial Statements" and together with the Financial Statements, the "Financial Statements"), are included in the Company Disclosure Schedule.

(b) To the best of the Company’s Knowledge, the Financial Statements are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2006 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date." Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Company and its Subsidiaries. The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice. The accounts receivable existing as of the Closing Date are believed by the Company to be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the accounts receivable reflected therein).

3.9 Taxes.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) "Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii) "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii) "Taxing Authority" means any Governmental Entity having jurisdiction with respect to any Tax.

(b) To the best of the Company’s Knowledge, each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to the Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. To the best of the Company’s Knowledge, each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. To the best of the Company’s Knowledge, all Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). To the best of the Company’s Knowledge, each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) The Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Company Disclosure Schedule, to the best of the Company’s Knowledge, there is no Action now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. To the best of the Company’s Knowledge, there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since the date of incorporation of such entity.

(f) The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither the Company nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(j) Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Effective Time or (iii) prepaid amount received on or prior to the Effective Time.

(l) The Company has not entered into any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

(m) The Company Disclosure Schedule lists each person who Company reasonably believes is, with respect to Company or any Affiliate of the Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the Regulations thereunder).

(n) Neither the Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. The Company is not aware of any agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a "reorganization" under Section 368 of the Code.

(o) The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date and the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet or the Interim Balance Sheet, respectively, (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.10 Compliance with Law.

(a) Each of the Company and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties is or has been subject.

(b) To the Knowledge of the Company, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law. Neither the Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

3.11 Authorizations.

(a) Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All Authorizations are listed in the Company Disclosure Schedule.

(b) To the best of the Company’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. To the best of the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in default. Neither the Company nor any of its Subsidiaries has received notice of any claim of default with respect to any Authorization.

(c) No Person other than the Company or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now or proposed to be conducted.

3.12 Title to Personal Properties.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $25,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease. The Companies or its Subsidiaries has good and marketable title to the properties owned by it, free and clear of all Liens other than Permitted Liens. "Permitted Liens" means (i) Liens for current personal property taxes; (ii) liens that are immaterial in character and amount and which do not interfere with the use of such property.

(b) With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries is in violation of any of the terms of any such lease.

3.13 Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform to all Laws and Authorizations relating to their construction, use and operation.

3.14 Real Property.

(a) Neither the Company nor any of its Subsidiaries maintains any ownership interest in any real property. The Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the "Real Property"). The Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

(b) No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to the Company's Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to the Company's Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(c) The continued use, occupancy and operation of the Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(d) Each of the Company and its Subsidiaries has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

3.15 Intellectual Property.

(a) As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) The Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) ("Company Owned Intellectual Property"); provided that the Company Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are both (i) immaterial to the Company and its Subsidiaries and (ii) not registered or the subject of an application for registration. Except as described in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

(c) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("In-Bound Licenses") pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company's or any of its Subsidiaries' products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d) The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts ("Out-Bound Licenses") pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e) Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of its Subsidiaries (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted or proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Company Disclosure Schedule. The Company Owned Intellectual Property, together with the Company's and its Subsidiaries' rights under the In-Bound Licenses listed in the Company Disclosure Schedule (collectively, the "Company Intellectual Property"), constitutes all the Intellectual Property used in or necessary for the operation of the Company's and its Subsidiaries' businesses as they are currently conducted, and much of the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are proposed to be conducted.

(f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries ("Company Registered Items") that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries. All Patents that have been issued to the Company or any of its Subsidiaries are valid.

(g) The Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Intellectual Property, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. The Company Disclosure Schedule lists all previously held Company Registered Items that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h) To the best Knowledge of the Company, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the best Knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted or as proposed to be conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company's Knowledge, is there any basis therefor. No Action has been instituted, or, to the Company's Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Intellectual Property is subject to any outstanding Order. To the Company's Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(i) With respect to the Company's or any of its Subsidiaries' Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of the Company and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Company and its Subsidiaries. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party ("Nondisclosure Agreements"). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Parent. To the Company’s Knowledge, the Company and its Subsidiaries are, and all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Proprietary Information owned by such third party.

(j) All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries ("Work Product Agreements"). True and complete copies of the Work Product Agreements have been provided to Parent. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property, other than any right, claim or interest expressly reserved in non-exclusive license agreements with the Company (which rights, claims or interests are listed in Section 3.15(i) of the Company Disclosure Schedule).

(k) To the best Knowledge of the Company, no employee, consultant or contractor of the Company or any of its Subsidiaries has been, is or will be, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(l) All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply. True and complete copies have been provided to Parent of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries.

(m) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(n) Software.

(i) The Software owned, or purported to be owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Software," was either (A) developed by employees of the Company or one or more of its Subsidiaries within the scope of their employment by the Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements, except as expressly reserved in the license agreements listed in Section 3.15(n) of the Company Disclosure Schedule, or (C) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein. None of the Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Company and its Subsidiaries, other than such materials obtained by the Company and its Subsidiaries from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.

(ii) Each of the Company's and its Subsidiaries' existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of the Company or such Subsidiary on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Company or such Subsidiary in the course of providing customer support without further liability to the Company or such Subsidiary, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures. To Seller's Knowledge, each of the Company's and its Subsidiaries' existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii) Neither the Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with the Company's or such Subsidiaries' business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(iv) Neither the Company nor any of its Subsidiaries has exported or transmitted Software or other material in connection with the Company's or such Subsidiaries' business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v) The Company Owned Software is free of any disabling codes or instructions (a "Disabling Code"), and any virus or other intentionally created, undocumented contaminant (a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Company's and its Subsidiaries' business are free from Disabling Codes and Contaminants. The Software licensed by the Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Company or its Subsidiaries ("Systems") or that might result in damage thereto. The Company and its Subsidiaries have taken all reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi) No Public Software: (A) forms part of any Company Intellectual Property; (B) was, or is, used in connection with the development of any Company Owned Intellectual Property or any products or services developed or provided by the Company or any of its Subsidiaries; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Company Intellectual Property. "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

3.16 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any material adverse change in the business, financial condition, operations, prospects or results of operations of the Company and its Subsidiaries taken as a whole;

(b) neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Company Stock Options and the issuance of shares of Company Common Stock upon exercise of Company Stock Options, in each case, in the ordinary course of business consistent with past practice;

(e) neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

(f) neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(g) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h) neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;

(i) neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

(j) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k) neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(l) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m) neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

(n) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

(p) neither the Company nor any of its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect as of the date when made;

(q) there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(r) neither the Company nor any of its Subsidiaries has made any change in accounting practices;

(s) neither the Company nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(t) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17 Contracts.

(a) The Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Company or any of its Subsidiaries of $15,000 or more, or (B) aggregate payments by the Company or any of its Subsidiaries of $25,000 or more;

(ii) (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $15,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $25,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $15,000 in the years ended December 31, 2004 and December 31, 2005.

(iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains "take or pay" provisions;

(iv) pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;

(v) that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $25,000, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vii) that is a partnership, joint venture or similar Contract;

(viii) that is a distribution, dealer, representative or sales agency Contract;

(ix) that is a (A) lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $15,000 or more annually or $25,000 or more over the term of the lease;

(x) which provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability;

(xi) with any Governmental Entity;

(xii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii) for a charitable or political contribution in any one case in excess of $15,000 or any such Contracts in the aggregate greater than $25,000;

(xiv) for any capital expenditure or leasehold improvement in any one case in excess of $15,000 or any such Contracts in the aggregate greater than $25,000;

(xv) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xvi) that is an In-Bound License or Out-Bound License;

(xvii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xviii) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xix) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.18.

(b) Each Contract required to be listed in Section 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d) The Company has provided accurate and complete copies of each Material Contract to Parent.

(e) All Contracts other than Material Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

3.18 Litigation.

(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

3.19 Employee Benefits.

(a) The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been provided to Parent. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b) Each Company Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e) None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Parent.

(g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h) With respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(i) Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

(j) Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k) None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without liability.

(n) No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(p) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

3.20 Labor and Employment Matters.

(a) The Company Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, contractor and consultant, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary. The individuals listed in Section 3.20(a) of the Company Disclosure Schedule have been properly characterized as independent contractors using the applicable rules and regulations of the Internal Revenue Service.

(b) Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been since the date of incorporation of the Company and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c) Each of the Company and its Subsidiaries has complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e) Each of the Company and its Subsidiaries has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and its Subsidiaries who are performing services for the Company or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.

3.21 Environmental.

(a) As used in this Agreement, the following words and terms have the following definitions:

(i) “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii) “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that the Company or any of its Subsidiaries has incurred any Environmental Liability.

(iii) “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv) “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v) “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

(vi) “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vii) “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(viii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b) There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither the Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly operated or leased by the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(g) None of the Real Property is an Environmental Clean-up Site.

(h) The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries.

3.22 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent. To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

3.23 Insurance.

(a) The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) The Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c) All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger. Such Policies provide adequate insurance coverage for the Company and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(d) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.24 Books and Records. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries are correct and complete, and have been maintained in accordance with sound business practices. There are no resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books. At the Closing, all of those books and records will be in the possession of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company and its Subsidiaries.

3.25 Conditions Affecting the Company and its Subsidiaries. The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement to the Company and its Subsidiaries will result because of the consummation of the Merger.

3.26 Brokers or Finders. Other than Baytree Capital Associates, LLC (“Baytree Capital”), there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.27 No Illegal Payments. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.28 Suppliers and Customers. The Company Disclosure Schedule sets forth (a) the names of the 10 suppliers with the greatest dollar volume of sales to the Company and its Subsidiaries in the years ended December 31, 2003 and December 31, 2004 and December 31, 2005; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to the Company and its Subsidiaries; and (c) the names of the 10 customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in the years ended December 31, 2003 and December 31, 2004 and December 31, 2005. The relationship of the Company and its Subsidiaries with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or such Subsidiary or limit its services, supplies or materials to the Company or such Subsidiary, as a result of the Merger or otherwise.

3.29 Bank Accounts. The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.30 Powers of Attorney. Except as set forth in the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

3.31 Information Supplied. The information supplied by the Company for use in the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which they were made, not misleading.

3.32  Compliance with Securities Act. The Company is aware that the Merger Consideration to be issued pursuant to the Merger will constitute “restricted securities” within the meaning of the Securities Act. Neither the Company nor any Company Stockholder has been presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general advertising or solicitation in connection and concurrently with the Merger.

3.33  Stockholder Investment Representations.

(a) Each Company Stockholder understands that the shares of the Parent Common Stock issued in the Merger will not be registered under the Securities Act nor qualified under the Blue Sky Laws of any state; and that the Parent Common Stock is being offered and sold to the Company Stockholders pursuant to an exemption from such registration and qualification based in part upon the representations of such Company Stockholder contained herein.

(b) Each Company Stockholder represents and warrants to Parent that he or she is an “accredited investor,” as defined in Rule 501 under the Securities Act, and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment such as the Parent Common Stock.

(c) Each Company Stockholder acknowledges and agrees with Parent that he or she has received and reviewed this Agreement and has received and reviewed all further information, if any, regarding Parent necessary to make an informed investment decision to invest in the Parent Common Stock, including information requested to verify other information received, and has received, all information that he or she has requested from Parent, and has been afforded a reasonable opportunity to ask questions about Parent, the Parent Common Stock and the terms and conditions of this Agreement, and has received satisfactory answers to all such questions.

(d) Each Company Stockholder acknowledges to Parent that he or she is fully aware of the applicable transfer restrictions of the Parent Common Stock to be issued in the Merger, recognizes that it may be necessary to hold the Parent Common Stock indefinitely and can bear the economic risk of his or her investment in the Parent Common Stock (including a complete loss of the investment).

(e) Each Company Stockholder acknowledges and agrees with Parent that he or she is acquiring the Parent Common Stock issued in the Merger for investment for his or her own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Each Company Stockholder agrees with Parent that he or she will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Parent Common Stock issued in the Merger unless (i) (A) the Transfer is pursuant to an effective registration statement under the Securities Act or (B) counsel for such Company Stockholder (which counsel shall be reasonably acceptable to Parent) shall have furnished Parent with an opinion, satisfactory in form and substance to Parent, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and (ii) such Transfer complies with the provisions of the Lock-up Agreement.

3.34 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

4.2 Capital Structure. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock, and 20,000,000 shares of Preferred Stock, no par value (“Parent Preferred Stock”). As of December 31, 2005, (i) 29,845,877 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 4,565,318 shares of Parent Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Parent’s stock option plans, and (iii) 708,390 shares of Parent Common Stock were reserved for future issuance pursuant to stock options remaining available for grant under Parent’s stock option plans. As of the date of this Agreement, none of the shares of Parent Preferred Stock is issued and outstanding. The shares of Parent Common Stock issuable pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, all of which are issued and outstanding, and all of which shares are validly issued, fully paid, nonassessable and owned by Parent.

4.3 Authority and Enforceability.

(a) Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.4 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate any Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.4(b), violate any Law applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such filings as may be required under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the OTC Bulletin Board, and (iii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

4.5 SEC Filings; Financial Statements.

(a) Parent has made available to the Company all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its fiscal year 2003 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end recurring adjustments).

4.6 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.7 Liabilities. Neither Parent nor its Subsidiaries have any Liabilities, except (a) those which are adequately reflected or reserved against in the Parent SEC Reports, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the last filed Parent SEC Report and (c) those which would not reasonably be expected to result in a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole.

4.8 Taxes.

(a) To the best of Parent’s knowledge, each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to Parent or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. to the best of Parent’s knowledge, each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. To the best of Parent’s knowledge, all Taxes owed by Parent and each Subsidiary of Parent (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). To the best of Parent’s knowledge, each of Parent and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) Each of Parent and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c) None of the Tax Returns have been audited or are currently are the subject of audit. To the best of Parent’s knowledge, there is no Action now pending or threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. To the best of Parent’s knowledge, there are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Parent. Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries since December 31, 2003.

(d) Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has Parent or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither Parent nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Parent nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law. Neither Parent nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(f) Neither Parent nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither Parent nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of Parent and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g) No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. No Subsidiary of Parent is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither Parent nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of Parent that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

(h) Neither Parent nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(i) Parent has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Neither Parent nor, to the Knowledge of Parent, any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that would reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent or any of its Affiliates is a party or other circumstances relating to Parent or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a “reorganization” under Section 368 of the Code.

(k) Since the last filed Parent SEC Report, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.9 Compliance with Law. Each of Parent and its Subsidiaries has complied with each, and is not in violation of, any applicable Law to which Parent or any of its Subsidiaries or its business, operations, assets or properties is or has been subject. To the Knowledge of Parent, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Parent or any of its Subsidiaries to comply with, any Law. Neither Parent nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

4.10 Absence of Certain Changes or Events. Since the date of the last filed Parent SEC Report, to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has not been any material adverse change in the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole;

(b) neither Parent nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c) neither Parent nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) neither Parent nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities other than the grant of Parent stock options and the issuance of shares of Parent common stock upon exercise of Parent stock options, in each case, in the ordinary course of business consistent with past practice;

(e) neither Parent nor any of its Subsidiaries has altered any term of any outstanding securities; or

(f) neither Parent nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.11 Litigation.

(a) There is no Action pending or, to Parent’s Knowledge, threatened (i) against or affecting Parent or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on Parent or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger.

(b) There is no unsatisfied judgment, penalty or award against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which Parent, or any of its Subsidiaries, or any of their respective properties or assets are subject.

4.12 Brokers or Finders. Other than Baytree Capital, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent or the Parent Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against Parent, any of its Subsidiaries or the Surviving Corporation or, based on any action by Parent or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

4.13 No Illegal Payments. Neither Parent, nor any of its Subsidiaries or, to the Knowledge of Parent, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to Parent or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which Parent, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

4.14 Information Supplied. The information supplied by Parent for use in the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which they were made, not misleading.

4.15 Employee Benefits.

(a) “Parent Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of ERISA, including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by Parent, any of its Subsidiaries or any ERISA Affiliate, or with respect to which Parent, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability.

(b) Each Parent Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Parent Benefit Plan. Each Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Parent Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Parent Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To Parent’s knowledge, no condition exists which could subject Parent or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e) None of Parent, any Subsidiary of Parent or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f) With respect to each Parent Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Parent’s knowledge, threatened against any Parent Benefit Plan, Parent, any Subsidiary of Parent, any ERISA Affiliate or any trustee or agent of any Parent Benefit Plan.

(g) With respect to each Parent Benefit Plan to which Parent, any Subsidiary of Parent or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Parent Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(h) Full payment has been made of all amounts which Parent, any Subsidiary of Parent or any ERISA Affiliate was required to have paid as a contribution to any Parent Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Parent Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Parent Benefit Plan ended prior to the date of this Agreement.

(i) Each Parent Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Parent, any Subsidiary of Parent or any ERISA Affiliate has received any claim or notice that any such Parent Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(j) None of Parent, any Subsidiary of Parent and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Parent Benefit Plans or any related trust agreement or insurance contract.

(k) There are no material outstanding Liabilities of any Parent Benefit Plan other than Liabilities for benefits to be paid to participants in any Parent Benefit Plan and their beneficiaries in accordance with the terms of such Parent Benefit Plan.

(l) Subject to ERISA and the Code, each Parent Benefit Plan may be amended, modified, terminated or otherwise discontinued by Parent, a Subsidiary of Parent or an ERISA Affiliate at any time without liability.

(m) No Parent Benefit Plan other than a Parent Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(n) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Parent or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(o) With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Parent, any Subsidiary of Parent or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

4.16 Environmental.

(a) There are no past, pending or, to Parent’s knowledge, threatened Environmental Actions against or affecting Parent or any of its Subsidiaries, and Parent is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against Parent or any of its Subsidiaries.

(b) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order, and neither Parent nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(c) There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly operated or leased by Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has Parent or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Neither Parent nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(e) Neither Parent nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(f) None of the Real Property is an Environmental Clean-up Site.

(g) Parent has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of Parent or any of its Subsidiaries.

4.17 Related Party Transactions. There are no Contracts of any kind, written or oral, entered into by Parent or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of Parent or, to the knowledge of Parent, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to the Company, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Parent Benefit Plans of which copies have been provided to the Company. To the knowledge of Parent, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which Parent or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with Parent or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of Parent or any of its Subsidiaries or member of his or her immediate family or greater than 5% stockholder of Parent or, to the knowledge of Parent, any Affiliate of any of them or any employee of Parent or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

4.18  Investment Representations. In connection with this Agreement, Parent represents to the Company the following.

(a) Investment Intent. Parent is purchasing the securities solely for Parent’s own account for investment. Parent has no present intention to resell or distribute the securities or any portion thereof. The entire legal and beneficial interest of the securities is being purchased, and will be held, for Parent’s account only, and neither in whole or in part for any other person.

(b) Information Concerning Company. Parent has significant prior experience and knowledge of the affairs of the Company. Parent is aware of the Company’s business and financial condition and has acquired sufficient information about the Company to make an informed and acknowledgeable decision to purchase the securities.

(c) Economic Risk. Parent realizes that the purchase of the securities will be a highly speculative investment and involves a high degree of risk. Parent is able, without impairing his financial condition, to hold the securities for an indefinite period of time and to suffer a complete loss of Parent’s investment.

(d) Restriction of Transfer. Parent understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Parent understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered.

4.19 Completeness of Disclosure. No representation or warranty by Parent in this Agreement, and no statement made by Parent in the Exhibits attached hereto or any certificate furnished or to be furnished to Parent pursuant hereto contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall, and it shall cause each of its Subsidiaries to:

(a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c) maintain its facilities and assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d) maintain its books and records in accordance with past practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e) promptly notify Parent of any event or occurrence not in the ordinary course of business;

(f) will provide Parent with a list of actions that must be taken by the Company or any of its Subsidiaries within 60 calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items; and

(g) use its reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) adopt or propose any amendment to the Charter Documents of the Company or any of its Subsidiaries;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, except, but subject to Section 5.9, upon the exercise of Company Stock Options (in accordance with their respective terms), or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Company Common Stock in connection with the termination of their employment pursuant to the Company’s standard form of option/restricted stock agreement;

(d) (i) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;

(f) sell, lease, transfer or assign any property or assets of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice;

(g) (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company or any of its Subsidiaries;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.18 of the Company Disclosure Schedule, or (iii) otherwise take any action or engage in any transaction that is material to the Company and its Subsidiaries taken as a whole;

(l) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $25,000 or capital expenditures which in the aggregate exceed $25,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of business consistent with past practice;

(m) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company or any of its Subsidiaries does not exceed $50,000 in the aggregate or $50,000 in any individual case;

(n) amend any Company Stock Option or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

(o) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(p) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(q) take any actions outside the ordinary course of business;

(r) make any changes in its accounting methods, principles or practices;

(s) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(t) take any action or omit to do any act within its reasonable control which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of the Company not to be true and correct as of the Closing Date; or

(u) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated April 7, 2005 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may request. Without limiting the foregoing, the Company shall permit, and will cause its Subsidiaries to permit, Parent and Parent’s Representatives to conduct such investigations as Parent may reasonably request to assess the environmental condition of the Real Property.

5.4 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their positions as officers.

5.5 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s and Merger Sub’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19; provided, however, that (i) the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

5.7 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that until such time as this Agreement is terminated, it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Parent or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Parent immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

5.8 Stockholders’ Representative Agreement. The Company shall use its reasonable best efforts to cause each Company Stockholder to execute and deliver to the Stockholders’ Representative the Stockholders’ Representative Agreement.

5.9 Allocation Certificate. The Company shall prepare and deliver to Parent at the Closing a certificate signed by the Chief Financial Officer and Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Total Parent Shares among the holders of shares of Company Common Stock and Company Stock Options (collectively, the “Company Equity Holders”) pursuant to the Merger (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Company Equity Holders immediately prior to the Effective Time and the number of shares of Company Common Stock and/or Company Stock Options owned by each such Company Equity Holder, and (b) the allocation of the Total Parent Shares among the Company Equity Holders pursuant to the Merger.

5.10 FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement in a form reasonably satisfactory to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).

5.11 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) plan immediately prior to the Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with notice of such election at least five days before the Effective Time.

5.12 Company’s Auditors. The Company will use its reasonable best efforts to cause its management and its independent auditors to facilitate the preparation of such financial statements of the Company and its Subsidiaries (including pro forma financial information if required) as may be requested by Parent to enable Parent to comply on a timely basis with applicable securities Laws.

5.13 Section 280G of the Code. The Company will use its reasonable best efforts to obtain stockholder approval of the payment of any amounts or provision of any benefits by the Company or any of its Affiliates to any Person in connection with the Merger that, in the absence of such approval, would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. If such stockholder approval is not obtained, neither the Company nor any Subsidiary will pay or provide such payments or benefits pursuant to waivers of such payments and benefits executed by the affected Persons in form and substance reasonably satisfactory to Parent.

ARTICLE VI

COVENANTS OF PARENT

6.1 Benefit Plans. Parent shall take all reasonable actions necessary to allow eligible employees of the Company that will be employees of the Surviving Corporation (“Transitioned Employees”), to participate in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such participation need not be offered by Parent until the corresponding plan of the Company ceases to be available or is terminated after the Effective Time. Parent will recognize employment services of each Transitioned Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Parent. Each Transitioned Employee’s years of service with the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries; and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

6.2 Lockup Agreements. Parent shall use its best efforts to cause each of (i) Digital Creative Development Corp.; (ii) Baytree Capital; (iii) Michael Gardner; and (iv) Martin Wade, III to execute a Lockup Agreement substantially in the form attached as Exhibit E hereto (“Lockup Agreements”). In the event that Parent is successful in obtaining such agreements, the major shareholders of the Company shall also execute such agreements. The Lockup Agreements shall have a term of twelve months but shall permit each party to sell no more than two percent (2%) of such party’s Parent Shares in any two-month period, unless a greater amount is permitted by Baytree Capital, in any such two month period on a pro rata basis, based on its determination of the lack of an adverse effect of any such increase on the trading of Parent Common Stock in the public market. Parent agrees that, with respect to any acquisitions that occur while Company Stockholders are bound by the terms of the Lockup Agreements, the principal shareholders of any company acquired by Parent will be required to execute lockup agreements containing terms that are no more favorable to such shareholders than the terms contained in the Lockup Agreements.

6.3 Stockholders’ Meetings.

(a) As promptly as practicable after the date hereof, Parent shall take all action necessary under the California Corporations Code and its Charter Documents (a) to convene a meeting of the Parent Stockholders to vote upon the approval and adoption of the Merger (or take action in lieu thereof by written consent) and (b) to solicit the affirmative vote of the holders of a majority of the outstanding Parent Common Stock (“Parent Stockholder Approval”).

(b) As promptly as practicable after the date hereof, the Company shall take all action necessary under the Delaware Code and its Charter Documents (a) to convene a meeting of the Company Stockholders to vote upon the approval and adoption of this Agreement and the Merger (or take action in lieu thereof by written consent) and (b) to solicit the Company Stockholder Approval. The Board of Directors of the Company will, by unanimous vote of the directors in office, recommend that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval.

6.4 Surviving Corporation Working Capital. Parent shall make available to the Surviving Corporation up to $7 million in working capital (the “Funding”), payable to the Company in accordance with the 2006 Monthly Budget (as defined below). As used herein, “2006 Monthly Budget” shall mean a monthly budget for each calendar month of 2006 to be mutually agreed upon by Parent and the Stockholders’ Representative within five (5) days after the date hereof; provided, however, that in the event Parent and the Stockholders’ Representative are unable to agree on the 2006 Monthly Budget within such time period, an independent director of the board of directors of Parent, selected by a majority of the board of directors, shall determine the 2006 Monthly Budget.

6.5 Parent Board of Directors.

(a) Effective as of the Closing, Parent will cause two additional directors to be authorized, one of which shall be designated by the Stockholders’ Representative and appointed to Parent’s Board of Directors. Thereafter until the earlier of: (i) December 31, 2008, and (ii) the applicability of Section 6.5(b) below, Parent will continue to nominate for election one director designated by the Stockholders’ Representative.

(b) Upon the Surviving Company achieving cumulative Revenue of $20,000,000, until the earlier of (i) December 31, 2008 and (ii) the date on which the Company Stockholders beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) a majority of the outstanding Parent Common Stock, Parent will nominate for election to its Board of Directors individuals designated by the Stockholders’ Representative in such number as would represent a majority of Parent’s Board of Directors and concurrent with executing this Agreement Parent shall have obtained a voting agreement from the shareholders listed on Annex B hereto.

(c) Parent’s obligation to appoint designees to the Parent Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Stockholders’ Representative will supply to Parent in writing any information with respect to the Company Stockholders and their nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1 Regulatory Approvals. Each of Parent, Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Merger and the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger.

7.2 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, Parent intends to prepare and shall file with the SEC a document or documents that will constitute a proxy statement with respect to the Merger (together with any amendments thereto, the “Proxy Statement”). The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, at the date it or any amendments or supplements thereto are mailed to stockholders of Parent, at the time of the Parent Stockholder Approval and at the Effective Time and contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly so inform Parent.

7.3 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under the rules of the OTC Bulletin Board or applicable securities Laws.

7.4 Tax-Free Reorganization. Parent and the Company shall (and following the Effective Time, Parent shall cause the Surviving Corporation to) take no action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

7.5 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, incurred up to the date of this Agreement whether or not the Merger is consummated; provided, however, that, in the event the Merger is consummated, Parent agrees to assume the expenses of the Company incurred from the date of this Agreement until the Closing Date.

7.6 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

8.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(c) The Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement. The Company shall have furnished Parent and Merger Sub with a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); (ii) attached thereto is a true and complete copy of resolutions adopted by the holders of at least a majority of the then outstanding Company Shares voting as a single class on an as-converted to Common Stock basis (such resolutions to be in form and substance reasonably satisfactory to Parent); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.

(d) There shall not have occurred any event, occurrence or change that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

(e) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent to control the Company and the Subsidiaries of the Company or (iii) restrain or prohibit Parent’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole. No such Order shall be in effect.

(f) No Law shall have been enacted or shall be deemed applicable to the Merger which has any of the effects set forth in clauses (i) through (iii) in Section 8.2(e).

(g) The holders of no more than two percent of the Company Shares on an as-converted to Common Stock basis shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

(h) The Chief Financial Officer and the Secretary of the Company shall have executed and delivered to Parent the Allocation Certificate.

(i) Alchemy Communications, Inc. shall have entered into an agreement with the Company in form and substance satisfactory to Parent and the Company and containing a term of five (5) years.

(j) The Escrow Agent and the Stockholders’ Representative shall have duly executed and delivered the Escrow Agreement to Parent.

(k) The Stockholders’ Representative and the holders of not less than 95% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall have duly executed and delivered to Parent the Stockholders’ Representative Agreement.

(l) Parent and Merger Sub shall have received a written opinion from counsel to the Company, addressed to Parent and Merger Sub, dated as of the Closing Date, in a form reasonably acceptable to Parent and its counsel.

(m) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate.

(n) The Company shall have delivered to Parent resignations from the directors and officers of the Company and each Subsidiary of the Company in office immediately prior to the Effective Time.

(o) The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and California, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in each such Subsidiary’s jurisdiction of organization.

8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct at in all material respects and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

(c) The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent.

(d) The Company shall have received an opinion of legal counsel for Parent in a form reasonably acceptable to the Company and its counsel.

(e) Martin Wade, III shall have executed and delivered an employment agreement with Parent on or prior to the Closing Date.

(f) Parent shall have caused to be authorized an additional two directors and shall have appointed the directors nominated by Stockholders’ Representative to Parent’s Board of Directors, each effective as of the Effective Time.

ARTICLE IX

TERMINATION
9.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if:

(A) the Merger is not consummated on or before May 30, 2006; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(iii) by Parent if:

(A) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(B) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to the Company by Parent;

(C) Parent notifies the Company of its intent not to fulfill its obligations hereunder and to terminate the Agreement and acknowledges its obligation to pay the Break-Up Fee to the Company as provided in Section 9.3; or

(iv) by the Company if:

(A) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(B) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company.

(b) The party desiring to terminate this Agreement pursuant to Section 9.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, that the provisions of Section 7.3 (Public Announcements) and Section 9.3 (Remedies) and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Remedies. Solely in the event that Parent chooses to terminate this Agreement pursuant to Section 9.1(a)(iii)(A) or (C), Parent shall pay to the Company a Break-Up Fee of $300,000 in cash, which shall be the sole and exclusive remedy for any Parent termination. If Parent terminates this Agreement for reasons other than its unwillingness to fulfill its obligations hereunder pursuant to Section 9.1(a)(iii)(C) it shall have the right to recover damages sustained by it as a result of any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that Parent is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the Company to terminate the Agreement under Section 9.1.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Except as set forth in Section 10.1(b), all representations and warranties, covenants and agreements of the Company and Parent contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall survive the Closing for a period of 18 months.

(b) The representations and warranties of the Company contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.29 (Brokers or Finders) shall survive indefinitely. The representations and warranties of the Company contained in Sections 3.10 (Taxes) and 3.20 (Employee Benefits) shall survive the Closing until 60 days after the expira-tion of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The representations and warranties of the Company contained in Section 3.22 (Environmental) shall survive the Closing for a period of 3 years following the Closing.

(c) The representations and warranties of Parent contained in Sections 4.1 (Organization and Good Standing), 4.2 (Capital Structure), 4.4 (Authority and Enforceability), and 4.12 (Brokers or Finders) shall survive indefinitely. The representations and warranties of Parent contained in Sections 4.8 (Taxes) shall survive the Closing until 60 days after the expira-tion of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2 Indemnification by Company Stockholders.

(a) Subject to the limitations set forth in this Article X, each Company Stockholder (collectively, the “Parent Indemnitors”) shall indemnify and defend Parent and its Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby; and

(iii) Dissenting Share Payments.

Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 6% per annum.

(b) Subject to the limitations set forth in this Article X, Parent shall indemnify and defend the Company Stockholders and each of them and their Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Company Stockholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Parent contained in this Agreement or any certificate or other document furnished or to be furnished to the Company or such stockholders in connection with the transactions contemplated hereby to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of Parent contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby.

Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 6% per annum.

(c) Parent Indemnitees and Company Stockholder Indemnitees are referred to as “Indemnitees” as the context requires and Parent Indemnitors and Parent are referred to as “Indemnitor(s)” as the context requires. No Indemnitor shall be liable for any Loss or Losses pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) (“Warranty Losses”) unless and until the aggregate amount of all Warranty Losses incurred by the Indemnitees exceeds $50,000 (the “Indemnification Threshold”), in which event such Indemnitor(s) shall be liable for all Warranty Losses from the first dollar. In addition, no liability for any Warranty Loss hereunder shall exceed 5,000,000 shares of Parent’s common stock, and in the event of any indemnification required hereunder, an Indemnitor may deliver Parent Common Stock to satisfy any indemnification obligation hereunder. In such case, each share of Parent Common Stock shall be valued at the higher of the value on the Closing Date or the value on the date the parties determine that such indemnification is required (the “Indemnification Date”). In the later case, the value shall be determined by the average bid and ask prices of Parent Common Stock during the thirty (30) day period prior to Indemnification Date.

(d) Nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which Parent or the Company or the Company Stockholders have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of any representation, warranty, covenant or agreement contained in this Agreement or certificate or other document furnished or to be furnished to such party in connection with the transactions contemplated hereby.

(e) The adoption of this Agreement by each party hereto and its Stockholders constitutes approval of the indemnification obligations set forth in this Article X.

10.3 Escrow Fund.

(a) As soon as practicable after the Effective Time, Parent shall cause to be delivered to the Escrow Agent a certificate or certificates representing the Escrow Shares. The term “Escrow Shares” means an aggregate of 1,500,000 shares of Parent Common Stock plus any shares as may be issued upon any stock split, stock dividend or similar recapitalization with respect to such shares. The Escrow Shares allocable to each Company Stockholder shall be equal to the aggregate number of Escrow Shares multiplied by a fraction the numerator of which is the number of shares of Parent Common Stock issuable to each such Company Stockholder pursuant to the Merger and the denominator of which is the aggregate number of shares of Parent Common Stock issuable to all Company Stockholders pursuant to the Merger. Notwithstanding the foregoing, no shares of Parent Common Stock will be deposited into the Escrow Fund with respect to Dissenting Shares (and the shares of Parent Common Stock issuable with respect to such Dissenting Shares shall not be included in the foregoing calculation) unless and until the Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the Delaware Code, as the case may be, with respect to such Dissenting Shares. The Escrow Shares, together with any and all income and proceeds thereon, shall be referred to hereinafter as the “Escrow Fund.” The Escrow Fund shall be available to compensate the Parent Indemnitees pursuant to the indemnification obligations of the Indemnitors.

(b) The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Subject to and in accordance with the Escrow Agreement, once the Indemnification Threshold has been reached, the full amount of all Losses (aggregating all of the claims against the Indemnitors) shall be subject to indemnification from the first dollar and a number of Escrow Shares shall be released to Parent from the Escrow Fund that have an aggregate value equal to the amount of all such Losses. The value of the Escrow Shares shall be computed, with respect to Losses attributable to each respective claim, on the basis of the closing price of Parent Common Stock on the trading day immediately preceding the Closing (the “Indemnity Stock Price”). Any Escrow Shares that are disbursed from the Escrow Fund in satisfaction of any claim shall be drawn pro rata from the Escrow Shares allocable to the Company Stockholders in accordance with their respective interests therein as set forth in Exhibit A to the Escrow Agreement.

(c) The Indemnitors acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

(d) One-third of the Escrow Shares shall be released from the Escrow Fund on each of the following dates: (i) six months after the Closing Date; (ii) 12 months after the Closing Date and (ii) 18 months after the Closing Date; provided, that in the event Parent has made a claim under the indemnification provisions herein, any Escrow Shares subject to such claim shall not be subject to release, and the foregoing calculation shall be based upon one-third of the remaining Escrow Shares.

10.4 Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), such party shall notify the other parties hereto, including, if appropriate, the Stockholders’ Representative, in writing of such Third Party Claim (“Notice of Claim”) and concurrently therewith shall send a duplicate copy of such Notice of Claim to the Escrow Agent. The Notice of Claim shall set forth: (i) that an Indemnitee has incurred Losses or anticipates that it will incur Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; (ii) the amount of such Losses, if known, or, if not known, an estimate of the foreseeable maximum amount of such Losses (which estimate shall not be conclusive of the final amount of such Losses); (iii) a description of the basis for such Third Party Claim; and (iv) if the amount of such Losses is known, the number of Escrow Shares, if applicable, to be disbursed by the Escrow Agent to the Indemnitee in satisfaction of such Third Party Claim based on the Indemnity Stock Price and, if the amount of such Losses is not known, the number of Escrow Shares, if applicable to be disbursed by the Escrow Agent to the Indemnitee in satisfaction of such Third Party Claim based on the Indemnity Stock Price and the estimate of the foreseeable maximum amount of such Losses (which number of Escrow Shares shall not be conclusive of the final number of Escrow Shares to be disbursed in satisfaction of such Third Party Claim). Failure or delay in notifying the other parties hereto will not relieve the Indemnitors of any liability they may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim.

(b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 10 Business Days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitors shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of their indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitors unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the exist-ence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) a Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the claim for indemnification relates to or arises in connection with any criminal proceed-ing, action, indictment, allegation or investigation;

(iii) with respect to any Action in which Parent is Indemnitee, the claim for indemnification relates to or arises in connection with any Environmental Action;

(iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of such Third Party Claim;

(v) with respect to any Action in which Parent is Indemnitee, the Third Party Claim involves a material customer or supplier of the Company or any of its Subsidiaries;

(vi) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii) with respect to any Action in which Parent is Indemnitee, the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the value of the Escrow Shares (calculated on the basis of the Indemnity Stock Price) remaining in the Escrow Fund.

(d) If by reason of the Third Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and the Indemnitors shall reimburse the Indemnitees promptly for any and all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided, however, the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitee by the third party of a release of the Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Indemnitee (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitee (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitors for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee and the Indemnitors shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitors. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitee will provide reasonable cooperation in the Third Party Defense and, if appropriate, use his commercially reasonable efforts to cause the former Company Stockholders to cooperate in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitee Representative shall not be determinative of the validity of the claim against the Escrow Fund, except with the consent of the Indemnitor (which shall not be unreasonably withheld or delayed). Notwithstanding Section 11.5 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that an Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

10.5 Non-Third Party Claims. Indemnitee will send a Notice of Claim to the Indemnitor promptly following discovery by any Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it. Concurrently therewith if the Indemnitee is Parent, it shall send a duplicate copy of such Notice of Claim to the Escrow Agent. Failure or delay in notifying the Indemnitor will not relieve the Indemnitors of any liability they may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such claim. The Indemnitor will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.

10.6 Claims Upon Escrow Fund. Notwithstanding any other provision of this Article X, if the Stockholders’ Representative does not timely give notice to Parent and the Escrow Agent in accordance with the terms of the Escrow Agreement that it disputes the claim for indemnity that is subject to the Notice of Claim, the Losses specified in such Notice of Claim will be conclusively deemed Losses subject to indemnification hereunder and the Escrow Agreement. In the event that the Stockholders’ Representative timely gives notice to Parent and the Escrow Agent pursuant to the Escrow Agreement that he disputes such claim, the dispute shall be resolved in accordance with the terms of the Escrow Agreement; provided that the Stockholders’ Representative shall not be entitled to dispute a Parent Indemnitee’s right to indemnification with respect to a Third Party Claim if the Stockholders’ Representative has assumed the Third Party Defense of such Third Party Claim in accordance with Section 10.4(b).

10.7 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

10.8 Effect of Investigation; Waiver.

(a) An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the other parties will not be affected by any investigation, knowledge or waiver of any condition by the Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the other party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b) The waiver by any Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Indemnitee.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

International Microcomputer Software, Inc.
75 Rowland Way
Novato, CA 94945
Attn: Martin Wade, III, Chief Executive Officer
Facsimile: (415) 897-2544

With a required copy to:

Morgan, Lewis & Bockius, LLP
2 Palo Alto Square
3000 El Camino Real
Suite 700
Palo Alto, CA 94306
Attn: Thomas W. Kellerman
Facsimile: (650) 843-4001

If to the Company, to:

AccessMedia Networks, Inc.
6300 Canoga Avenue, 15th Floor
Woodland Hills, CA 91367
Attn: Nolan Quan
Facsimile: (818) 206-9371

If to the Stockholders’ Representative, to:

Mr. Andrew Garroni
8646 Edwin Drive
Los Angeles, CA 90046
Facsimile: (213) 650-7719

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article X that adversely affects the rights of the Stockholders’ Representative in his capacity as such shall require the prior written consent of the Stockholders’ Representative.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

11.5 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) California, and (b) the United States District Court for the Northern District of California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 11.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.7 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that (i) in the case of Article X hereof, the Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, and (ii) in the case of Section 2.9 hereof, the Company’s stockholders, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.8 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.9 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XII

DEFINITIONS

12.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 12.1, or in the applicable Section of this Agreement to which reference is made in this Section 12.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company and each of its Subsidiaries and any other employee of the Company and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

12.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.18(a)
Agent	5.7
Agreement	Preface
Allocation Certificate	5.9
Applicable Survival Period	10.1(d)
Application Survival Period	10.1(d)
Balance Sheet	3.6(b)
Balance Sheet Date	3.6(b)
Baseline Measurement Period	2.9(b)
Baseline Revenue	2.9(b)
Baytree Capital	3.26
CERCLA	3.21(a)(iv)
Certificates	2.2(c)
Charter Documents	3.1(b)
Common Stock	2.1(a)
Closing	1.3
Closing Consideration	2.1(b)(i)
Closing Date	1.3
Code	Recitals
Company	Preface
Company Benefit Plan	3.19(a)
Company Common Stock	2.1(a)
Company Common Stock Equivalents	2.1(a)
Company Disclosure Schedule	Preamble Article III
Company Equity Holders	5.9
Company Intellectual Property	3.15(e)

Company Owned Intellectual Property	3.15(b)
Company Owned Software	3.15(n)(i)
Company Registered Items	3.15(f)
Company Shares	3.2(a)
Company Stock Options	2.1(a)
Company Stockholder	2.1(b)
Company Stockholder Approval	3.4(b)
Company Stockholder Indemnitees	10.2(b)
Company Voting Agreements	Recitals
Confidentiality Agreement	5.3
Consents	3.5(a)
Constituent Corporations	1.1
Copyrights	3.15(a)
Delaware Code	1.1
Dissenting Share Payments	2.7(b)
Dissenting Shares	2.7(a)
Earnout Consideration	2.1(b)(i)
Earnout Dispute Notice	2.9(c)(ii)
Earnout Measurement Period	2.9(a)(ii)
Earnout Payment	2.9(a)
Effective Time	1.3
Environment	3.21(a)(i)
Environmental Action	3.21(a)(ii)
Environmental Clean-Up Site	3.21(a)(iii)
Environmental Laws	3.21(a)(iv)
Environmental Liabilities	3.21(a)(v)
Environmental Permit	3.21(a)(vi)
ERISA	3.19(a)
ERISA Affiliate	3.19(a)
Escrow Agent	2.2(d)
Escrow Agreement	2.2(d)
Escrow Fund	10.3(a)
Excess Revenue	2.9(b)
Exchange Act	4.4(b)

Exchange Ratio	2.1(b)(i)
Final Statement of Revenue	2.9(c)(ii)
Financial Statements	3.6(a)
FIRPTA Certificate	5.10
Funding	3.6(b)
GAAP	3.6(b)
Hazardous Substances	3.21(a)(vii)
In-Bound Licenses	3.15(c)
Indemnification Date	10.2(c)
Indemnification Threshold	10.2(c)
Indemnitors	10.2(a)
Indemnity Stock Price	10.3(b)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Interim Balance Sheet	3.6(b)
Interim Balance Sheet Date	3.6(b)
Interim Financial Statements	3.6(a)
Joint Operating Agreement	Recitals
Liabilities	3.7
Liens	3.3(a)
Lockup Agreement	6.2
Losses	10.2(a)
Marks	3.15(a)
Material Contracts	3.17(b)
Merger	1.1
Merger Consideration	2.1(b)(i)
Merger Sub	Preface
Minor Contracts	3.17(e)
2006 Monthly Budget	6.4
Nondisclosure Agreements	3.15(i)
Notice of Claim	10.4(a)
Out-Bound Licenses	3.15(d)
Parent	Preface
Parent Common Stock	2.1(b)(i)

Parent Indemnitees	10.2(a)
Parent Preferred Stock	4.2
Parent SEC Reports	4.5(a)
Parent Stockholder Approval	6.3
Patents	3.15(a)
PCBs	3.21(h)
Pension Plan	3.19(b)
Permitted Liens	3.12(a)
Policies	3.23(a)
Principal Company Stockholder	Recitals
Proposal	5.7
Proprietary Information	3.15(a)
Proxy Statement	7.2(a)
RCRA	3.21(a)(iv)
Real Property	3.14(a)
Release	3.21(a)(viii)
Representatives	5.3
Revenue	2.9(a)
Reviewing Accountant	2.9(c)(ii)
SEC	4.5(a)
Securities Act	4.5(a)
Software	3.15(a)
Statement of Revenue	2.9(c)(i)
Stockholders' Representative	Preface
Stockholders' Representative Agreement	2.2(d)
Surviving Corporation	1.1
Tax	3.9(a)(i)
Tax Returns	3.9(a)(ii)
Taxing Authority	3.9(a)(iii)
Third Party Claim	10.4(a)
Third Party Defense	10.4(b)
Total Parent Shares	2.1(b)(i)
Transitioned Employees	6.1
Transmittal Letter	2.2(b)
Treasury Shares	2.1(b)(i)
Warranty Losses	10.2(c)
Work Product Agreements	3.15(j)

12.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, IMSI, Broadcaster, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

ACCM ACQUISITION CORP.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

ACCESSMEDIA NETWORKS, INC.

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: President

BROADCASTER, INC.

By:  /s/ Martin Wade III
Name: Martin Wade III
Title: Chief Executive Officer

STOCKHOLDERS' REPRESENTATIVE

/s/ Andrew Garroni
Andrew Garroni

STOCKHOLDERS:

SOFTWARE PEOPLE, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

TRANS GLOBAL MEDIA, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

BROADCASTER, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

ACCESSMEDIA TECHNOLOGIES, LLC

By:  /s/ Nolan Quan
Name: Nolan Quan
Title: Managing Member

/s/ Michael Gardner
Michael Gardner

Annex A

Principal Company Stockholders

Software People, LLC
Trans Global Media, LLC
Broadcaster, LLC
AccessMedia Technologies, LLC
Michael Gardner

Annex B

Principal Parent Stockholders

Martin Wade, III
Digital Creative Development Corp.
Baytree Capital Associates, LLC